EXHIBIT 99

Standard Parking Corporation Acquires Philadelphia's Expert Parking

CHICAGO, Dec. 8, 2010 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN), one of the nation's leading providers of parking management, ground transportation and other ancillary services, today announced that it has completed the acquisition of Expert Parking, Inc., a parking management company based in Philadelphia, Pennsylvania. Expert Parking currently manages the parking operations at twenty-six locations throughout the greater Philadelphia metropolitan area. The operations span a diverse variety of property types that include office, hotel, residential, municipal, hospital, university and commercial locations.

Expert Parking's founder, Debra Fogel, will continue working with the Company. In addition to maintaining existing client relationships, Ms. Fogel will support the Company's business development efforts as it continues to grow its Philadelphia operations.  Commenting on the transaction, Ms. Fogel stated, "I'm very enthusiastic about the prospect of continuing to serve our client base with the additional depth in expertise and products that Standard Parking brings to the table."

Steven A. Warshauer, the Company's Executive Vice President of Operations for the Company's East Division, stated, "We're delighted to have concluded this acquisition, which complements our operations in New York and New Jersey and will enhance our growth throughout the Northeast corridor. I'm also thrilled that Debra will remain involved with the business, as she is a seasoned entrepreneur who is well known throughout the Philadelphia service area for her commitment to excellence in serving her clients."

James A. Wilhelm, Standard Parking's President and Chief Executive Officer, noted, "We're glad this transaction has been completed and now are focusing on the integration. We expect to realize a total purchase price multiple within the 4x to 6x EBITDA range that we typically target. We believe the acquisition will be accretive on an on-going basis, pending the completion of a purchase price allocation analysis."

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company, with approximately 12,000 employees, manages approximately 2,200 facilities, containing over 1.2 million parking spaces in approximately 340 cities across the United States and four Canadian provinces, including parking-related and shuttle bus operations serving more than 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of December 8, 2010. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document and tables contain forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: recent turmoil in the credit markets and financial services industry; changes in general economic and business conditions or demographic trends; the financial difficulties or bankruptcy of our major clients, including the impact on our ability to collect receivables; availability, terms and deployment of capital; the loss, or renewal on less favorable terms, of management contracts and leases; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; seasonal trends, especially in the first quarter of the year; the impact of public and private regulations; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; and development of new, competitive parking-related services. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its quarterly reports on Form 10-Q and its current reports on Form 8-K.

CONTACT:  Standard Parking Corporation
          G. Marc Baumann, Executive Vice President
           and Chief Financial Officer
          (312) 274-2199
          mbaumann@standardparking.com